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Exhibit 8.1

September 25, 2023

PROOF Acquisition Corp I
11911 Freedom Drive, Suite 1080
Reston, VA  20190

Ladies and Gentlemen:

We have acted as counsel to PROOF Acquisition Corp I, a Delaware corporation (the “Company”), in connection with (1) the Business Combination Agreement, dated as of August 1, 2023 (the “Merger Agreement”), by and among the Company, PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Volato, Inc., a Georgia corporation (“Volato”), pursuant to which Merger Sub will merge with and into Volato, with Volato surviving such merger as a wholly-owned subsidiary of the Company (the “Merger”), and (2) the related registration statement on Form S-4 (Registration No. 333-274082 (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  This opinion letter is being delivered in connection with the Registration Statement to which this opinion is an exhibit. Unless otherwise indicated, each capitalized term used but otherwise not defined herein has the meaning ascribed to it in the Merger Agreement.

In preparing our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (1) the Merger Agreement, including the exhibits, schedules and other attachments thereto, (2) the Registration Statement, (3) the representation letters of officers of the Company and Volato (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of rendering our opinion (the “Representation Letters”), and (4) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for our opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such documents.  In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the legal authority to enter into and to perform all obligations thereunder.  In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed, with your permission, that such statements and representations, including those set forth in the Representation Letters, are and will continue to be accurate and complete without regard to any qualification as to knowledge, belief, intent, or otherwise.  We have assumed, with your permission, that the Representation Letters will be executed in substantially the same form as those versions we have previously reviewed and that we will render our opinion, in each case, as of the Merger Effective Time.  In addition, we have assumed, with your permission, that (1) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified, (2) the Merger Agreement, the Registration Statement, and the Representation Letters accurately reflect the facts relating to each of the Representation Parties and the Merger, and (3) the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations and warranties set forth in the documents referred to above.  Please note that, for purposes of our opinion, we have not independently verified all of the facts, representations, and covenants set forth in the Merger Agreement, the Registration Statement, the Representation Letters, or any other document (other than verification as we have deemed necessary to fulfill our professional responsibilities as counsel).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that under U.S. federal income tax law the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and we confirm that the statements made in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material U.S. federal income tax consequences related to the holders of equity of the Company and the holders of equity of Volato with respect to the stock received in the Merger.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.  We do not express any opinion herein concerning any law other than U.S. federal income tax law.  Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not assert a contrary position.  Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, whether applicable on a prospective or retroactive basis, would not adversely affect the validity or accuracy of the conclusions stated herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of relevant U.S. federal income tax laws.

Our opinion is based on the Code, U.S. Treasury regulations, administrative interpretations, and judicial precedents as of the date hereof.  If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the references to our name therein under the caption “Material U.S. Federal Income Tax Considerations.”

Very truly yours,

/s/ Steptoe & Johnson, LLP
Steptoe & Johnson, LLP